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                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  LAIDLAW INC.

                       LAIDLAW TRANSIT ACQUISITION CORP.

                                      AND

                             GREYHOUND LINES, INC.

                          DATED AS OF OCTOBER 16, 1998

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

                               TABLE OF CONTENTS

ARTICLE I
  THE MERGER..............................................................................     1
  SECTION 1.1                 The Merger..................................................     1
  SECTION 1.2                 Effective Time..............................................     1
  SECTION 1.3                 Effect of the Merger........................................     1
  SECTION 1.4                 Certificate of Incorporation, By-Laws.......................     1
  SECTION 1.5                 Directors and Officers......................................     2
  SECTION 1.6                 Effect on Capital Stock.....................................     2
  SECTION 1.7                 Exchange of Certificates....................................     3
  SECTION 1.8                 Stock Transfer Books........................................     5
  SECTION 1.9                 No Further Ownership Rights in Company Common Shares or
                                Company Preferred Shares..................................     5
  SECTION 1.10                Lost, Stolen or Destroyed Certificates......................     5
  SECTION 1.11                Taking of Necessary Action; Further Action..................     5
  SECTION 1.12                Stockholders' Meeting.......................................     5
  SECTION 1.13                Material Adverse Effect.....................................     5
ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................     6
  SECTION 2.1                 Organization and Qualification; Subsidiaries................     6
  SECTION 2.2                 Certificate of Incorporation and By-Laws....................     6
  SECTION 2.3                 Capitalization..............................................     6
  SECTION 2.4                 Authority Relative to this Agreement........................     7
  SECTION 2.5                 No Conflict; Required Filings and Consents..................     7
  SECTION 2.6                 Compliance..................................................     8
  SECTION 2.7                 SEC Filings; Financial Statements...........................     8
  SECTION 2.8                 Absence of Certain Changes or Events........................     9
  SECTION 2.9                 No Undisclosed Liabilities..................................     9
  SECTION 2.10                Absence of Litigation.......................................     9
  SECTION 2.11                Employee Benefit Plans, Employment Agreements...............     9
  SECTION 2.12                Labor Matters...............................................    10
  SECTION 2.13                Restrictions on Business Activities.........................    10
  SECTION 2.14                Taxes.......................................................    11
  SECTION 2.15                Intellectual Property.......................................    12
  SECTION 2.16                Rights Agreement............................................    12
  SECTION 2.17                Opinion of Financial Advisor................................    12
  SECTION 2.18                Brokers.....................................................    12
  SECTION 2.19                Section 203 of the Delaware Law Not Applicable..............    12
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION................................    12
  SECTION 3.1                 Organization and Qualification; Subsidiaries................    12
  SECTION 3.2                 Certificate and Articles of Amalgamation and By-Laws........    13
  SECTION 3.3                 Capitalization..............................................    13
  SECTION 3.4                 Authority Relative to this Agreement........................    13
  SECTION 3.5                 No Conflict, Required Filings and Consents..................    13
  SECTION 3.6                 Compliance..................................................    14
  SECTION 3.7                 SEC Filings; Financial Statements...........................    14
  SECTION 3.8                 Absence of Certain Changes or Events........................    15
  SECTION 3.9                 No Undisclosed Liabilities..................................    15

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
  SECTION 3.10                Absence of Litigation.......................................    15
  SECTION 3.11                Labor Matters...............................................    15
  SECTION 3.12                Restrictions on Business Activities.........................    15
  SECTION 3.13                No Prior Activities; Financing..............................    15
  SECTION 3.14                Taxes.......................................................    16
  SECTION 3.15                Intellectual Property.......................................    16
  SECTION 3.16                Brokers.....................................................    16
ARTICLE IV
  ADDITIONAL AGREEMENTS...................................................................    17
  SECTION 4.1                 Preparation of Form S-4; Proxy Statement/Prospectus.........    17
  SECTION 4.2                 Company Information.........................................    17
  SECTION 4.3                 Parent Information..........................................    17
  SECTION 4.4                 Meeting of the Company's Stockholders.......................    17
  SECTION 4.5                 Reasonable Best Efforts.....................................    18
  SECTION 4.6                 Letter of the Company's Accountants.........................    18
  SECTION 4.7                 Letter of Parent's Accountants..............................    18
  SECTION 4.8                 Stock Exchange Listings.....................................    18
  SECTION 4.9                 Stock Options...............................................    18
  SECTION 4.10                Access to Information; Confidentiality......................    19
  SECTION 4.11                Consents; Approvals.........................................    19
  SECTION 4.12                Indemnification and Insurance...............................    19
  SECTION 4.13                Continuation of Company Employee Plans......................    21
  SECTION 4.14                Notification of Certain Matters.............................    21
  SECTION 4.15                Further Action..............................................    21
  SECTION 4.16                Public Announcements........................................    22
  SECTION 4.17                Conveyance Taxes............................................    22
ARTICLE V
  CONDUCT OF BUSINESS PENDING THE MERGER..................................................    22
  SECTION 5.1                 Conduct of Business by the Company Pending the Merger.......    22
  SECTION 5.2                 No Solicitation.............................................    24
ARTICLE VI
  CONDITIONS TO THE MERGER................................................................    24
  SECTION 6.1                 Conditions to Obligation of Each Party to Effect the
                                Merger....................................................    24
  SECTION 6.2                 Conditions to Obligations of Parent and Acquisition.........    25
  SECTION 6.3                 Conditions to Obligation of the Company.....................    25
ARTICLE VII
  TERMINATION.............................................................................    25
  SECTION 7.1                 Termination.................................................    25
  SECTION 7.2                 Effect of Termination.......................................    26
  SECTION 7.3                 Fees and Expenses...........................................    26
ARTICLE VIII
  GENERAL PROVISIONS......................................................................    27
  SECTION 8.1                 Effectiveness of Representations, Warranties and Agreements;
                                Knowledge, Etc. ..........................................    27
  SECTION 8.2                 Notices.....................................................    27
  SECTION 8.3                 Certain Definitions.........................................    28
  SECTION 8.4                 Amendment...................................................    28
  SECTION 8.5                 Waiver......................................................    28
  SECTION 8.6                 Headings....................................................    28

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

  SECTION 8.7                 Severability................................................    28
  SECTION 8.8                 Entire Agreement............................................    29
  SECTION 8.9                 Assignment; Guarantee of Acquisition Obligations............    29
  SECTION 8.10                Parties in Interest.........................................    29
  SECTION 8.11                Failure or Indulgence Not Waiver; Remedies Cumulative.......    29
  SECTION 8.12                Governing Law...............................................    29
  SECTION 8.13                Consent to Jurisdiction and Service of Process..............    29
  SECTION 8.14                Counterparts................................................    30

                               TABLE OF SCHEDULES

COMPANY DISCLOSURE SCHEDULE

Section 1.5             -- Directors and Officers
Section 2.1             -- Organization and Qualification; Subsidiaries
Section 2.3             -- Capitalization
Section 2.5(a)          -- Material Contracts
Section 2.5(b)          -- Conflicts
Section 2.5(c)          -- Required Filings and Consents
Section 2.6(a)          -- Compliance
Section 2.6(b)          -- Company Permits
Section 2.7             -- SEC Filings
Section 2.8             -- Changes and Events
Section 2.9             -- Undisclosed Liabilities
Section 2.10            -- Litigation
Section 2.11(a)         -- Employee Benefit Plans
Section 2.11(b)         -- Retiree Welfare Benefits; Prohibited Transactions and
                           Compliance
Section 2.11(c)         -- Employee Stock Options
Section 2.11(d)         -- Employment/Severance Agreements
Section 2.12            -- Labor Matters
Section 2.13            -- Restrictions on Business Activities
Section 2.14(b)         -- Taxes
Section 2.15            -- Intellectual Property
Section 4.13(c)         -- Continuation of Company Employee Benefit Plans
Section 5.1             -- Conduct of Business by the Company Pending the Merger
Section 5.1(e)          -- Permitted Acquisitions
Section 5.1(f)          -- Compensation Increases to Officers or Employees
PARENT DISCLOSURE SCHEDULE
Section 3.5(a)          -- Conflicts
Section 3.5(b)          -- Required Filings and Consents
Section 3.6             -- Compliance
Section 3.7             -- SEC Filings
Section 3.8             -- Changes and Events
Section 3.9             -- Undisclosed Liabilities
Section 3.10            -- Litigation
Section 3.11            -- Labor Matters
Section 3.12            -- Restrictions on Business Activities
Section 3.14            -- Taxes
Section 3.15            -- Intellectual Property

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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 16, 1998, is among Greyhound Lines, Inc., a Delaware corporation (the "Company"), Laidlaw Inc., a Canadian corporation ("Parent"), and Laidlaw Transit Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

     WHEREAS, the Boards of Directors of Parent and Acquisition have each approved the merger of Acquisition with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company (the "Board") (i) determined that the Merger and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders and (ii) on the terms and subject to the provisions hereinafter set forth, approved this Agreement and the transactions contemplated hereby and resolved to recommend the adoption of this Agreement by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the "Delaware Law"), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within one business day) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Jones, Day, Reavis & Pogue, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     SECTION 1.4  Certificate of Incorporation, By-Laws.

     (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended to become
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

identical to the Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended (i) to change its name to "Greyhound Lines, Inc." and (ii) in accordance with the provisions of Section 4.12.

     (b) By-Laws. The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.5 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and, except as set forth in Section 1.5 of the Company Disclosure Schedule, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any of the following securities:

     (a) Conversion of Securities.

          (i) Each share of common stock, par value $.01 per share of the Company (each a "Company Common Share" and collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time (excluding any Company Common Shares to be canceled pursuant to Section 1.6(c)) shall be converted into the right to receive $6.50 in value (the "Merger Consideration"). The Merger Consideration shall be payable in cash, subject to Parent's option in Section 1.6(b) below.

          (ii) Each share of 8 1/2% Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company (each a "Company Preferred Share" and collectively, the "Company Preferred Shares") issued and outstanding immediately prior to the Effective Time (excluding any Company Preferred Shares to be canceled pursuant to Section 1.6(c)) shall be converted into the right to receive an amount equal to the Merger Consideration multiplied by the Conversion Ratio. For the purposes of this Agreement, the term "Conversion Ratio" means the quotient (rounded to the nearest one hundred thousandth) of $25.00 divided by the Conversion Price (as that term is defined in the Certificate of Designations with respect to the Company Preferred Shares) in effect as of the Effective Time.

     (b) Option to Substitute Parent Common Shares. Parent, in its sole discretion, may elect to satisfy up to $4.00 of the Merger Consideration with shares of common stock, no par value, of Parent ("Parent Common Shares"), having a value determined by reference to the Parent Share Price (as defined below) equal to the portion of the Merger Consideration to be satisfied with such shares (the "Stock Election Value"). Parent must make such election prior to the opening for trading on the fifth trading day prior to the date of the Special Meeting (as defined in Section 1.12) by issuing a press release to the Dow Jones News Service indicating such election. Parent will substantially simultaneously notify the Company of such election. "Parent Share Price" shall mean the weighted average price (rounded to the nearest one hundred thousandth) of Parent Common Shares on the Toronto Stock Exchange (the "TSE") and the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the fifth trading day prior to the date of the Special Meeting. For purposes of determining the Parent Share Price, transactions occurring on the TSE shall be translated into U.S. dollars based on the noon buying rate in New York City for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on the date of such transaction. The number of Parent Common Shares (rounded to the nearest one hundred thousandth) having a value equal to the Stock Election Value is referred to as the "Stock Merger Consideration," and the amount of cash equal to $6.50 less the Stock Election Value is referred to as the "Cash Merger Consideration."

     (c) Cancellation. Each Company Common Share and Company Preferred Share held in the treasury of the Company and each Company Common Share and Company Preferred Share owned by Parent,

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

Acquisition or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (d) Capital Stock of Acquisition. Each share of common stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     SECTION 1.7  Exchange of Certificates.

     (a) Paying Agent and Procedures. Prior to the Effective Time, a bank or trust company shall be designated by Parent (the "Paying Agent") to act as agent in connection with the Merger to receive the Merger Consideration to which holders of Company Common Shares and Company Preferred Shares shall become entitled pursuant to Section 1.6. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Company Common Shares or Company Preferred Shares, a customary form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration in exchange therefor. Upon the surrender of each such Certificate which represented Company Common Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall deliver to the holder of such Certificate in exchange therefor (i) the Cash Merger Consideration multiplied by the number of Company Common Shares formerly represented by such Certificate and
(ii) if applicable, and subject to Section 1.7(f), the Stock Merger Consideration multiplied by the number of Company Common Shares formerly represented by such Certificate, and such Certificate shall forthwith be canceled. Upon the surrender of each such Certificate which represented Company Preferred Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall deliver to the holder of such Certificate in exchange therefor (i) the Cash Merger Consideration multiplied by the number of Company Preferred Shares formerly represented by such Certificate and further multiplied by the Conversion Ratio and (ii) if applicable, and subject to Section 1.7(f), the Stock Merger Consideration multiplied by the number of Company Preferred Shares formerly represented by such Certificate and further multiplied by the Conversion Ratio. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Company Common Shares canceled pursuant to Section 1.6(c)) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (b) Consideration. At the Effective Time, Parent or Acquisition shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of Company Common Shares and the Company Preferred Shares the Merger Consideration to which holders of Company Common Shares and the Company Preferred Shares shall be entitled at the Effective Time pursuant to
Section 1.6 hereof.

     (c) Investment of Merger Consideration. The Cash Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $25,000,000,000 in assets.

     (d) Termination of Duties. Promptly following the date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its
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

possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

     (e) No Liability. Neither Parent, Acquisition nor the Company shall be liable to any holder of Company Common Shares or Company Preferred Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) No Certificates For Small Lots or Fractional Shares.

          (i) No certificates or scrip representing (A) less than 100 Parent Common Shares or (B) fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates that immediately prior to the Effective Time represented Company Common Shares or Company Preferred Shares which have been converted pursuant to Section 1.6, and such interests will not entitle the surrendering Certificate holder to vote or to any rights of a shareholder of Parent.

          (ii) As promptly as practicable following the Effective Time, the Paying Agent shall determine the aggregate number of Parent Common Shares with respect to which certificates or scrip will not be issued pursuant to
     Section 1.7(f)(i)(A) or (B) (after taking into account all Company Common Shares and all Company Preferred Shares held at the Effective Time by such holder) (collectively, the "Excess Shares") and, on behalf of former holders of Certificates representing Company Common Shares and Company Preferred Shares, shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in Section 1.7(f)(iii).

          (iii) The sale of the Excess Shares by the Paying Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Paying Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Paying Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Shares and Company Preferred Shares, the Paying Agent shall hold such proceeds in trust for such holders (the "Excess Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Paying Agent, incurred in connection with such sale of the Excess Shares.

          (iv) The Paying Agent shall determine the portion of the Excess Shares Trust to which each former holder of Company Common Shares and Company Preferred Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by the quotient (rounded to the nearest one hundred thousandth) of the number of Parent Common Shares such former holder of Company Common Shares or Company Preferred Shares, as the case may be, would have been entitled to receive pursuant to Section 1.6 hereof but for the provisions of Section 1.7(f) hereof divided by the aggregate number of Excess Shares. As soon as practicable after such determination, the Paying Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Shares or Company Preferred Shares subject to and in accordance with the terms of this Agreement.

     (g) Withholding Rights. Parent or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Preferred Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or the Company Preferred Shares, as the case may be, in respect of which such deduction and withholding was made by Parent or the Paying Agent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Shares or the Company Preferred Shares thereafter on the records of the Company or the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.9 No Further Ownership Rights in Company Common Shares or Company Preferred Shares. The Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued and/or paid, as the case may be, in full satisfaction of all rights pertaining to the Company Common Shares or Company Preferred Shares formerly represented by such Certificates.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11 Taking of Necessary Action; Further Action. Subject to Sections 1.12 and 5.2 and Article VII hereof, each of Parent, Acquisition and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.12 Stockholders' Meeting. The Company, acting through the Board, shall in accordance with applicable law and subject to the fiduciary duties of the Board (as determined by the Board after consultation with counsel), as soon as practicable following the date of this Agreement:

          (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders on a date to be determined by the Board and reasonably satisfactory to Parent, but in no event later than March 31, 1999 (the "Special Meeting") for the purpose of considering and taking action upon this Agreement;

          (b) include in the Proxy Statement/Prospectus (as defined in Section 4.1) the recommendation of the Board that stockholders of the Company vote in favor of the adoption of this Agreement; and

          (c) use its reasonable best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement/Prospectus and, after consultation with Parent, respond promptly to any comments made by the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement/Prospectus and any preliminary version thereof and cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time and (ii) to obtain the necessary approvals by its stockholders of this Agreement.

At the Special Meeting, Parent and Acquisition will vote all Company Common Shares owned by them in favor of the adoption of this Agreement.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances: (i) set forth or contemplated by the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "Company Disclosure Schedule") or the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the "Parent Disclosure Schedule"), as the case may be; (ii) set forth or described in the Company Filed SEC Reports (as defined in Section 2.8) or the Parent Filed SEC Reports (as defined in
Section 3.8), as the case may be; or (iii) affecting the scheduled intercity bus transportation industry or the North American economy generally.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Filed SEC Reports or as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Acquisition that:

     SECTION 2.1 Organization and Qualification; Subsidiaries. The Company and each of its significant subsidiaries (as that term is defined in Rule 1-02 of Regulation S-X) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or similar power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. The Company and each of its significant subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not in the aggregate have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of organization of each subsidiary and the percentage of each significant subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or legal entity, with respect to which interest the Company or any of its subsidiaries has invested or is required to invest $1,000,000 or more, excluding securities held by trusteed benefit plans and trusts.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"), in each case as amended to the date of this Agreement. Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of such documents.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 Company Common Shares and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, including (A) 2,760,000 Company Preferred Shares, and (B) 2,000,000 shares of Series A Junior Preferred Stock, $.01 par value. As of September 30, 1998: (i) 60,137,650 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 109,192 Company Common Shares were held in treasury, (ii) no Company Common Shares were held by subsidiaries of the Company, (iii) 6,769,021 Company Common Shares were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans (as defined in Section 4.9), 12,307,692 Company Common Shares were reserved for issuance upon conversion of the Company Preferred Shares and 792,242 Company Common Shares were reserved for issuance upon conversion of the Company's 8 1/2% Convertible Subordinated Debentures due March 31, 2007, (iv) 2,400,000 Company Preferred Shares were issued and outstanding, and (v) no shares of the Company's Series A Junior Preferred Stock were issued and outstanding. No material change in such capitalization has occurred between September 30, 1998 and the date hereof. Except as set forth in this Section 2.3 or Section 2.11 or in the related sections of the Company Disclosure Schedule, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All of the Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or Company Preferred Shares or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of leases and bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares and the outstanding Company Preferred Shares (voting together as one class) entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws). As of the date of this Agreement, the Board of Directors of the Company has determined that the Merger and the transactions contemplated thereby, upon the terms and subject to the conditions of this Agreement, are fair to and in the best interests of the Company and its stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, and adoption of the Agreement by the requisite vote of the stockholders of the Company, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of all agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound which, as of the date of this Agreement: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination would have a Material Adverse Effect on the Company; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company (collectively, the "Material Contracts").

     (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree in effect as of the date of this Agreement applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, (ii) the applicable requirements of the United States Department of Transportation Surface Transportation Board ("STB"), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, and would not otherwise in the aggregate have a Material Adverse Effect.

     SECTION 2.6  Compliance.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law (including, without limitation, environmental laws), rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any Material Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not in the aggregate have a Material Adverse Effect.

     (b) Section 2.6(b) of the Company Disclosure Schedule sets forth a list of all motor carrier operating authorities from governmental authorities that are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is being conducted as of the date of this Agreement (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 2.7  SEC Filings; Financial Statements.

     (a) Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1998, (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 1998 (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date such Company SEC Reports were filed, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 2.8  Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Reports"), since January 1, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of property of the Company or any of its subsidiaries, except in the ordinary course of business.

     SECTION 2.9  No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, including, without limitation, environmental liabilities arising under environmental laws), except liabilities (i) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of June 30, 1998 (the "1998 Company Balance Sheet"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1998 Company Balance Sheet, (iii) incurred since June 30, 1998 in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement, (v) disclosed in the Company Filed SEC Reports or (vi) which would not have a Material Adverse Effect.

     SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a Material Adverse Effect.

     SECTION 2.11  Employee Benefit Plans, Employment Agreements.

     (a) Section 2.11 (a) of the Company Disclosure Schedule lists (i) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement and severance plans, programs or arrangements, and any material employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company or any subsidiary of the Company other than a multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") (collectively the "Company Employee Plans") and (ii) each Multiemployer Plan to which the Company or any subsidiary of the Company has an obligation to contribute. There have been made available to Parent copies of (A) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (B) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (C) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11(a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or a subsidiary of the Company has incurred or may incur obligations in an annual amount exceeding $1,000,000 with respect to such Company Employee Plan.

     (b) (i) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person;

(ii) to the knowledge of the Company, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust established under such a Company Employee Plan intended to be exempt from tax under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service ("IRS"), and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code, or the terms of the Company Employee Plans or any collective bargaining agreement, have been made on or before their due dates;
(vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any subsidiary of the Company has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course).

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any Stock Option (as defined in Section 4.9) as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such Stock Option, the option price of such Stock Option (to the extent determined as of the date hereof), whether such Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such Stock Option.

     (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all written employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $200,000; (iii) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $300,000 to any individual, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

     SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (ii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would in the aggregate have a Material Adverse Effect.

     SECTION 2.13 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon and specifically applicable to the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibitions or impairments as would not in the aggregate have a Material Adverse Effect.

     SECTION 2.14  Taxes.

     (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation premiums, windfall profits, transfer and gains taxes and interest, penalties, additional taxes and additions to tax imposed with respect thereto and (ii) "Tax Returns" shall mean returns, reports, estimates and information returns and statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.14(b) of the Company Disclosure
Schedule:

          (i) The Company and each of its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by the Company), have filed all federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all applicable extensions), and all such Tax Returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of its subsidiaries has paid, or the Company has paid or caused to be paid on its subsidiaries' behalf, all Taxes shown as due on such Tax Returns and all material Taxes for which no Tax Return was required to be filed. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (ii) No material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority or the subject of any pending court proceeding, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issue relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the federal income Tax Returns of the Company or any of its subsidiaries consolidated in such Tax Returns for any period have been examined by the IRS.

          (iii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any material Taxes has been executed or filed with any taxing authority.

          (iv) No material liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due.

          (v) The accruals and reserves for Taxes (including deferred taxes) reflected in the 1998 Company Balance Sheet are in all material respects adequate (and until the Closing Date will continue to be adequate) to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

          (vi) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (vii) Neither the Company nor any of its subsidiaries has engaged in any inter-company transactions within the meaning of Treasury Regulation
     Section 1.1502-13 for which any income or gain will be recognized (as a result of the Merger or otherwise) during any taxable period ending on or before the Closing Date.

     SECTION 2.15 Intellectual Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any material patents, trademarks, trade names, service marks, copyrights, and any applications therefor ("Intellectual Property"). Except as set forth in
Section 2.15 of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property used in the business of the Company and its subsidiaries as currently conducted, except as would not have a Material Adverse Effect.

     SECTION 2.16 Rights Agreement. Concurrently with the execution and delivery of this Agreement, the Company has taken all action necessary in order to (i) render the Amended and Restated Rights Agreement dated as of April 18, 1997 between the Company and Mellon Securities Trust Company, as Rights Agent (the "Rights Agreement") inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (a) neither Parent or Acquisition is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (b) a Distribution Date (as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement.

     SECTION 2.17 Opinion of Financial Advisor. The Board has received the opinion of the Company's financial advisor, Bear, Stearns & Co. Inc. ("Bear Stearns"), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Shares and Company Preferred Shares (other than Parent and its affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders.

     SECTION 2.18 Brokers. No broker, finder or investment banker (other than Bear Stearns) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.19 Section 203 of the Delaware Law Not Applicable. The Board has taken all actions so that the provisions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Except as disclosed in the Parent Filed SEC Reports or as set forth in the Parent Disclosure Schedule, Parent and Acquisition hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Parent and each of its significant subsidiaries (as that term is defined in Rule 1-02 of Regulation S-X) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or similar power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. Parent and each of its significant subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not in the aggregate have a Material Adverse Effect.

     SECTION 3.2 Certificate and Articles of Amalgamation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate and Articles of Amalgamation and By-Laws, in each case as amended to the date of this Agreement. Such Certificate and Articles of Amalgamation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of such documents.

     SECTION 3.3 Capitalization. As of September 30, 1998, the authorized capital stock of Parent consisted of (i) an unlimited number of Parent Common Shares, of which 330,156,836 shares were issued and outstanding; (ii) an unlimited number of Preference Shares, of which 558,070 shares of 5% Cumulative Convertible First Preference Shares Series G (the "Parent Preferred Shares") were issued and outstanding. As of September 30, 1998, 8,722,800 Parent Common Shares were reserved for issuance upon the exercise of stock options, 575,999 Parent Common Shares were reserved for issuance upon the exercise of certain warrants, and no Parent Common Shares were held by Parent in its treasury. No material change in such capitalization has occurred between September 30, 1998 and the date hereof. All outstanding Parent Common Shares and Parent Preferred Shares are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except for Parent's market support obligations to purchase up to 20,000 Parent Preferred Shares per year at a price of up to $20 per share, there are no obligations, contingent or otherwise, of Parent to repurchase, redeem or otherwise acquire any of the capital stock of Parent or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent's voting rights, charges or other encumbrances of any nature whatsoever. The Parent Common Shares issuable in connection with the Merger are duly authorized and reserved and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of Parent has determined that the Merger, upon the terms and subject to the conditions of this Agreement, is advisable and in the best interest of Parent's stockholders. This Agreement has been duly and validly executed and delivered by Parent and Acquisition and adopted by Parent as the sole stockholder of Acquisition and, assuming the due authorization, execution and delivery by the Company and adoption of the Agreement by the requisite vote of the stockholders of the Company, constitutes a valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms.

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 3.5(a) of Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Acquisition do not, and the performance of this Agreement by Parent and Acquisition will not, (i) conflict with or violate the Certificate and Articles of Amalgamation, Certificate of Incorporation or By-Laws (or other constituent instruments) of Parent or Acquisition, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree in effect as of the date of this Agreement applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Parent Contract (as defined in Section 3.6), or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not in the aggregate have a Material Adverse Effect.

     (b) Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Acquisition does not, and the performance of this Agreement by Parent and Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, (ii) the applicable requirements of the STB, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent or Acquisition from performing their respective obligations under this Agreement, and would not otherwise in the aggregate have a Material Adverse Effect.

     SECTION 3.6 Compliance. Except as disclosed in Section 3.6 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law (including, without limitation, environmental laws), rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any agreement (A) required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act or (B) under which the consequences of a default, nonrenewal or termination would have a Material Adverse Effect on the Parent (collectively, the "Material Parent Contracts") to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not in the aggregate have a Material Adverse Effect.

     SECTION 3.7  SEC Filings; Financial Statements.

     (a) Except as set forth in Section 3.7 of the Parent Disclosure Schedule, Parent has filed all forms, reports and documents required to be filed with the SEC and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended August 31, 1996 and 1997, (ii) its Quarterly Reports on Form 10-Q for the periods ended November 30, 1997, February 28, 1998 and May 31, 1998, (iii) all other reports or registration statements filed by Parent with the SEC since September 1, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC since September 1, 1997 (collectively, the "Parent SEC Reports"). Except as disclosed in Section 3.7 of the Parent Disclosure Schedule, the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date such Parent SEC Reports were filed (including the reconciliation of all financial statements to United States generally accepted accounting principles), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, none of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.8  Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of Parent Disclosure Schedule or the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Reports"), since September 1, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Certificate and Articles of Amalgamation or By-Laws of Parent; (iii) any damage to, destruction or loss of any asset of the Parent (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of the inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (vi) any sale of a material amount of property of Parent or any of its subsidiaries, except in the ordinary course of business.

     SECTION 3.9  No Undisclosed Liabilities. Except as is disclosed in Section
3.9 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, including, without limitation, environmental liabilities arising under environmental laws), except liabilities (i) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any related notes thereto) as of May 31, 1998 (the "1998 Parent Balance Sheet"), (ii) incurred in the ordinary course of business and not required under Canadian generally accepted accounting principles to be reflected on the 1998 Parent Balance Sheet, (iii) incurred since May 31, 1998 in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement, (v) disclosed in the Parent Filed SEC Reports or (vi) which would not have a Material Adverse Effect.

     SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, overtly threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a Material Adverse Effect.

     SECTION 3.11 Labor Matters. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would in the aggregate have a Material Adverse Effect.

     SECTION 3.12 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.12 of the Parent Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon and specifically applicable to Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibitions or impairments as would not in the aggregate have a Material Adverse Effect.

     SECTION 3.13  No Prior Activities; Financing.

     (a) Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     (b) Acquisition has (and Parent will cause Acquisition to have) available to it funds necessary to satisfy its obligations hereunder including, without limitation, the obligation to pay the Cash Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Merger.

     SECTION 3.14 Taxes. Other than as disclosed in Section 3.14 of the Parent Disclosure Schedule:

     (a) Parent and each of its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by Parent), have filed all federal income Tax Returns and all other material Tax Returns required to be filed by it, (taking into account all applicable extensions) and all such Tax Returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Parent and each of its subsidiaries has paid, or the Parent has paid or caused to be paid on its subsidiaries' behalf, all Taxes shown as due on such Tax Returns and all material Taxes for which no Tax Return was required to be filed. The most recent financial statements contained in the Parent Filed SEC Reports reflect an adequate reserve in accordance with Canadian generally accepted accounting principles for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (b) No material Tax Return of Parent or any of its subsidiaries is under audit or examination by any taxing authority or the subject of any pending court proceeding, and no written notice of such an audit or examination has been received by Parent or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issue relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the federal income Tax Returns of Parent or any of its subsidiaries consolidated in such Tax Returns for any period have been examined by the IRS.

     (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

     (d) No material liens for Taxes exist with respect to any assets or properties of Parent or any of its subsidiaries, except for statutory liens for Taxes not yet due.

     (e) The accruals and reserves for Taxes (including deferred taxes) reflected in the 1998 Parent Balance Sheet are in all material respects adequate (and until the Closing Date will continue to be adequate) to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with Canadian generally accepted accounting principles.

     (f) Parent and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (g) Neither Parent nor any of its subsidiaries has engaged in any inter-company transactions within the meaning of Treasury Regulation Section 1.1502-13 for which any income or gain will be recognized (as a result of the Merger or otherwise) during any taxable period ending on or before the Closing Date.

     SECTION 3.15 Intellectual Property. Except as set forth in Section 3.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns any material Intellectual Property. Except as set forth in Section 3.15 of the Parent Disclosure Schedule, Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property used in the business of Parent and its subsidiaries as currently conducted, except as would not have a Material Adverse Effect.

     SECTION 3.16 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     SECTION 4.1 Preparation of Form S-4; Proxy Statement/Prospectus. As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and the Company shall file with the SEC a preliminary proxy statement relating to the Special Meeting, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4"), in which such preliminary proxy statement will be included as a preliminary prospectus (such proxy statement, together with the prospectus relating to Parent Common Shares, in each case as amended or supplemented from time to time, is referred to herein as the "Proxy Statement/Prospectus"). Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger, if applicable, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares and Company Preferred Shares as may be reasonably requested in connection with any such action.

     SECTION 4.2 Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

     SECTION 4.3 Parent Information. Parent agrees that none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement/ Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     SECTION 4.4 Meeting of the Company's Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene the Special Meeting to consider and vote upon the adoption of this Agreement. Subject to Section 1.12, the Company will, through the Board, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1, its obligations pursuant to the first sentence of Section 4.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.2(a)) or (ii) the withdrawal or modification by the Board of its approval or recommendation of this Agreement or the Merger. Subject to Section 1.12 hereof, the Company will use its reasonable best efforts to obtain the favorable vote of its stockholders as soon as practicable after the date hereof.

     SECTION 4.5 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, appropriate or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Notwithstanding any other provision hereof, the Company's obligations under this
Section 4.5 and any other provision hereof will in all events be subject to its right to terminate this Agreement in accordance with Section 7.1, whereupon the Company will have no further obligations hereunder or otherwise, including, without limitation, under Sections 1.11, 4.1, 4.4, 4.10, 4.11, 4.14, 4.15 and this Section 4.5.

     SECTION 4.6 Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Arthur Andersen LLP dated a date within two business days before the date of the Special Meeting, addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 4.7 Letter of Parent's Accountants. Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of PricewaterhouseCoopers LLP dated a date within two business days before the date of the Special Meeting, addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 4.8 Stock Exchange Listings. Parent shall use its best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 4.9 Stock Options. On or prior to the Effective Time, the Company will use its reasonable best efforts to cause holders of options to purchase Company Common Shares (a "Stock Option") outstanding under the Company's 1995 Long Term Stock Incentive Plan, the Company's 1998 Non-Officer Long Term Stock Incentive Plan, the Company's 1991 Management Stock Option Plan, the Company's 1998 Directors' Stock Incentive Plan, the Company's 1993 Management Incentive Stock Option Plan, the Company's 1993 Non-Employee Director Stock Option Plan, the Company's 1995 Director Stock Incentive Plan, the Charles A. Lynch Stock Option Plan, the Robert B. Gill Stock Option Plan and the Thomas F. Meagher Stock Option Plan (the "Company Stock Option Plans") or pursuant to any other stock option plan or agreement entered into by the Company with any employee of or consultant to the Company or any subsidiary thereof listed on Section 2.11(c) of the Company Disclosure Schedule, whether or not then exercisable, to enter into an agreement to cancel such Stock Options in exchange for an amount in cash equal to the product of (i) the number of Company Common Shares previously subject to such Stock Option multiplied by (ii) the excess, if any, of $6.50 over the exercise price per share of Company Common Shares previously subject to such Stock Option less applicable withholding taxes. Notwithstanding anything contained in this Agreement to the contrary, (i) the options to purchase Company Common Shares granted under the Company's 1998 Stock Option Plan for ATU Represented Drivers and Mechanics (the "ATU Option Plan") will be treated in the Merger in the manner provided in the ATU Option Plan and (ii) the Company shall not be obligated to use its reasonable best efforts to seek to cause a holder of a Stock Option having an exercise price of more than $6.50 to enter into an agreement as contemplated by this Section 4.9.

     SECTION 4.10  Access to Information; Confidentiality.

     (a) So long as this Agreement remains in effect, upon reasonable notice and subject to restrictions contained in any applicable confidentiality agreements to which such party is subject, the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent or Acquisition reasonable access, during normal business hours, to all its properties, books, contracts, commitments and records and, the Company shall (and shall cause each of its subsidiaries to) furnish as promptly as practicable to Parent or Acquisition all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Parent and Acquisition shall keep such information confidential in accordance with the terms of the confidentiality letter dated June 30, 1998 (the "Confidentiality Letter"), between Parent and the Company.

     (b) So long as this Agreement remains in effect, upon reasonable notice and subject to restrictions contained in any applicable confidentiality agreements to which such party is subject, Parent shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Company reasonable access, during normal business hours, to all its properties, books, contracts, commitments and records and, Parent shall (and shall cause each of its subsidiaries to) furnish as promptly as practicable to the Company all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. The Company shall keep such information confidential in accordance with the terms of the Confidentiality Letter.

     SECTION 4.11 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, the STB approval and all other United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with the STB and other United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. If applicable, as promptly as practicable after the date of this Agreement, the Company and Parent shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and shall respond as promptly as practicable to any inquiries received from the STB, the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. The Company and Parent shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 4.12  Indemnification and Insurance.

     (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation and advancement of expenses set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were present or former directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date of this Agreement, in each case for a period of five years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 4.12(b) shall extend on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

     (c) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

     (d) For a period of five years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy if available with the greatest coverage available for such 300% of the annual premium.

     (e) From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section 4.12.

     (f) This Section 4.12 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section 4.12.

     SECTION 4.13  Continuation of Company Employee Plans.

     (a) Except as may be otherwise required or permitted under any collective bargaining agreement to which the Company is a party, the Surviving Corporation will (and Parent shall cause the Surviving Corporation to), for a period of not less than 12 months following the Effective Time, continue without amendment or change, except changes which increase compensation or benefits paid or payable thereunder or as may be required by law, the Company Employee Plans and other policies, practices, programs and arrangements which provide compensation or benefits to employees of the Company or its subsidiaries. Notwithstanding the foregoing, (i) the Surviving Corporation may replace any of such individual plans, policies, practices, programs or arrangements with another plan, policy, practice, program or arrangement providing, in the aggregate, not less than a substantially equivalent level of compensation or benefits, as the case may be, and (ii) the Surviving Corporation shall not be required to maintain any Company Employee Plan that provides for the issuance of Company Common Shares or any other stock-based award plan or program ("Stock Plans"); provided that Parent replaces such Stock Plans with another plan, policy, practice, program or arrangement that the Board of Directors of the Surviving Corporation determines in good faith provides comparable incentive compensation opportunities.

     (b) Except as may be expressly provided in a valid written waiver voluntarily signed by an affected employee, the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with the terms thereof, without offset, deduction, counterclaim, interruption or deferment (other than withholdings under applicable law) all Company Benefit Plans, including all employment, change-in-control, severance, termination, consulting and unfunded retirement or benefit agreements to which the Company or any of its subsidiaries is a party. For the purpose of any such policy, practice, program or arrangement that contains a provision relating to a change in control of the Company, Parent acknowledges that the consummation of the Merger constitutes such a change in control.

     (c) The Company and Parent will or may, as the case may be, take the actions indicated in Section 4.13(c) of the Company Disclosure Schedule at or prior to the times specified therein.

     SECTION 4.14 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.15 Further Action. Upon the terms and subject to the provisions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, appropriate or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including (i) obtaining in a timely manner all necessary waivers, consents and approvals from all federal, state, and foreign courts and other governmental entities ("Governmental Entities") and to effect all necessary registrations and filings, and the taking of all reasonable steps as may be necessary, appropriate or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement, including, on the part of Parent and Acquisition, entering into a voting trust or similar agreement on customary terms to permit the consummation of the Merger prior to the receipt of final approval from the STB of the transactions contemplated by this Agreement. The foregoing covenant shall not include any obligations by Parent or the Company to agree to divest, abandon, license or take similar action with respect to any assets of Parent or the Company except such actions that would be immaterial to Parent and its subsidiaries or the Company and its subsidiaries, in each case taken as a whole.

     SECTION 4.16 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any similar public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or the American Stock Exchange, if it has used all reasonable efforts to consult with the other party.

     SECTION 4.17 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in the manner substantially consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers of the Company and to preserve the present material relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. Except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for (i) the issuance of Company Common Shares issuable pursuant to Stock Options listed in Section 2.11(c) of the Company Disclosure Schedule, (ii) the grant of options under the Company Stock Option Plans consistent with past practice to purchase up to 100,000 Company Common Shares at the market value on the date of the grant to newly hired employees and the issuance of shares upon exercise thereof, (iii) the issuance of Company Common Shares upon conversion of the Company Preferred Shares, or (iv) the issuance of Company Common Shares upon conversion of the Company's 8 1/2% Convertible Subordinated Debentures;

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice, including sale and leaseback transactions and the disposal of surplus real property, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $1,000,000 and (iv) encumbrances on assets pursuant to the Company's existing bank credit facility or to secure purchase money financings of equipment and capital improvements and in connection with the financing of Permitted Acquisitions (as defined in Section 5.1(e)));

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than regular quarterly cash dividends with respect to the Company Preferred Shares), except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Company Common Shares or any option, warrant or right, directly or indirectly, to acquire Company Common Shares, or propose to do any of the foregoing; except for the acceleration of options pursuant to the terms of the Company Stock Option Plans and the exercise of such options;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 5.1(e) of the Company Disclosure Schedule or otherwise consented to by Parent in writing ("Permitted Acquisitions"), (ii) incur any indebtedness for borrowed money or debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice (including borrowings under the Company's existing revolving credit facility) or in connection with purchases of equipment or capital improvements or in Permitted Acquisitions, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries), (iii) enter into or amend any material contract other than in the ordinary course of business or where such contract would not have a Material Adverse Effect; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amounts set forth in
Section 5.1(e) of the Company Disclosure Schedule for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (f) except as set forth in Section 5.1(f) of the Company Disclosure Schedule, increase the compensation payable or to become payable to any of its officers or its general pay scale for other employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practice or, except in the ordinary course of business or pursuant to agreements, plans or policies in effect prior to the date of this Agreement, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors or officers of the Company, except, in each case, as may be required by law;

     (g) except to conform to GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company Filed SEC Reports;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company Filed SEC Reports or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respects or prevent the Company from performing in all material respects or cause the Company not to perform its covenants hereunder.

     SECTION 5.2  No Solicitation.

     (a) The Company shall not, directly or indirectly through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit or initiate any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer, but not in connection with Permitted Acquisitions) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to approve or recommend any Acquisition Proposal. Nothing contained in this
Section 5.2(a) shall prevent the Company or any representative thereof from furnishing or causing to be furnished, information and directing the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to confidentiality agreements similar to the one then in effect between the Company and Parent, and participating in discussions or negotiations with any person or entity concerning any Acquisition Proposal if the Board shall conclude after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction which it believes may be more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

     (b) The Company shall promptly notify Parent after receipt of any written Acquisition Proposal, or any modification of or amendment to any written Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate, if known, whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 5.2(c).

     (c) The Company shall immediately cease and, subject to the terms hereof, cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition) conducted heretofore with respect to any Acquisition Proposal in effect as of the date of this Agreement. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall take what it determines to be reasonable steps to provide reasonable assurance that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Company Stockholder Approval. This Agreement shall have been adopted by an affirmative vote of the holders of a majority of the outstanding Company Common Shares and outstanding Company Preferred Shares (voting together as one class);

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated;

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

     (d) Form S-4. If Parent elects to issue Parent Common Shares as part of the Merger Consideration, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

     (e) Fairness Opinions. The opinion of Bear Stearns dated October 16, 1998, that as of that date the terms of the Merger are fair to the stockholders of the Company from a financial point of view, shall not have been modified in any materially adverse respect or withdrawn.

     SECTION 6.2 Conditions to Obligations of Parent and Acquisition. The obligations of Parent and Acquisition to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made at the Closing Date, and the Company shall have delivered to Parent a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2(a).

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Parent a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2(b).

     SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and Parent and Acquisition shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of each of them and to the effect set forth in this Section 6.3(a).

     (b) Performance of Obligations of Parent and Acquisition. Each of Parent and Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Acquisition shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of each of them and to the effect set forth in this Section 6.3(b).

     (c) Exchange Listing. If Parent elects to issue Parent Common Shares as part of the Merger Consideration, the Parent Common Shares issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who has not complied with its obligations under Section 4.5 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

     (c) by Parent, prior to the Effective Time, if the Board shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent;

     (d) by Parent or the Company, prior to the Effective Time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, in each case where such untruth or breach would have a Material Adverse Effect on the Company or Parent, as the case may be (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, then for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, or if the Terminating Breach is cured, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(d);

     (e) by Parent or the Company, prior to the Effective Time, if the Company enters into a written agreement providing for the consummation of a transaction that constitutes a Superior Proposal;

     (f) by Parent or the Company, if the Special Meeting shall have been held and this Agreement shall not have been adopted by the affirmative vote of the holders of the requisite number of outstanding Company Common Shares and outstanding Company Preferred Shares; or

     (g) by Parent or the Company, if the Effective Time shall have not occurred on or before March 31, 1999; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(g) if such party's failure to fulfill any of its obligations under this Agreement shall be a reason that the Effective Time shall not have occurred on or before such date.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) except as otherwise provided in
Section 7.3, nothing herein shall relieve any party from liability for any Terminating Breach hereof by such party.

     SECTION 7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay Parent a fee of $20 million (the "Company Fee"), upon the first to occur of the following events:

          (i) the termination of this Agreement pursuant to Section 7.1(e); or

          (ii) the termination of this Agreement pursuant to Section 7.1(c) if prior to such termination a Superior Proposal has been made and is pending.

     (c) The Company Fee payable pursuant to Section 7.3(b) shall be paid within two (2) business days after the first to occur of any of the events described in
Section 7.3(b)(i) or (ii); provided, that, in no event shall the Company be required to pay the Company Fee to Parent if, immediately prior to the termination of this Agreement, the Company would have been entitled to terminate this Agreement pursuant to Sec-tion 7.1(b), 7.1(g) or 7.1(d) on account of a Terminating Breach by Parent. The payment of the Company Fee shall be Parent's sole and exclusive remedy for the event giving rise to the payment of the Company Fee.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

     (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) if the Merger is consummated the agreements set forth in Article I shall survive the Effective Time indefinitely, (ii) the agreements in Sections 4.9, 4.12 and 4.13 shall survive in accordance with their respective terms and (iii) the agreements set forth in Section 7.3 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

     (b) Any representation and warranty made in this Agreement by the Company will be deemed for all purposes to be qualified by the disclosures made in any Company Disclosure Schedule specifically referred to in such representation or warranty and by the information disclosed in any other Company Disclosure
Schedule if the relevance of such information to such representation and warranty is reasonably apparent on its face.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) If to Parent or Acquisition:

          Laidlaw Inc.
          3221 N. Service Road
          P.O. Box 5028
          Burlington, Ontario
          Canada L7R 3Y8
          Attention: Ivan R. Cairns, Senior Vice President and General Counsel

          Telecopier No.: (905) 332-6550
          Telephone No.: (905) 336-1800

     (b) If to the Company:

          Greyhound Lines, Inc.
          15110 N. Dallas Parkway
          Dallas, Texas 75248
          Attention: Craig R. Lentzsch, President and
                Chief Executive Officer

          Telecopier No.: (972) 387-1874
          Telephone No.: (972) 789-7000

     With a copy to:

          Jones, Day, Reavis & Pogue
        599 Lexington Avenue
        New York, New York 10022
        Attention: Robert A. Profusek, Esq.

        Telecopier No.: (212) 755-7306
        Telephone No.: (212) 326-3939

     SECTION 8.3  Certain Definitions. For purposes of this Agreement, the term:

     (a) "$" or "dollars" means the lawful currency of the United States of America.

     (b) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (c) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

     SECTION 8.9 Assignment; Guarantee of Acquisition Obligations. This Agreement shall not be assigned or delegated by operation of law or otherwise, except that Acquisition may assign all or any of its rights hereunder to any other direct or indirect wholly owned subsidiary of Parent that is a corporation organized under Delaware Law provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Acquisition or any such assignees of all the obligations hereunder of Acquisition or any such assignees.

     SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 4.9 (which is intended to be for the benefit of the holders of Stock Options and may be enforced by such holders), Section 4.12 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties), and 4.13 (which is intended to be for the benefit of the employees of the Company and its subsidiaries and may be enforced by any person who is an officer of the Company as of the Effective Time on behalf of such officer and the other employees of the Company).

     SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 8.13  Consent to Jurisdiction and Service of Process.

     (a) Parent consents to the non-exclusive jurisdiction of any court of the State of Delaware or any United States federal court sitting in the State of Delaware, United States, and any appellate court from any thereof, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Agreement. Parent irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Parent agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Parent and may be enforced in any court to the jurisdiction of which Parent is subject by suit upon such judgment; provided that service of process is effected upon Parent in the manner provided in this Agreement.

     (b) Parent agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against Parent in any court sitting in the State of Delaware, United States may be made upon Schiff Hardin & Waite at 6600 Sears Tower, Chicago, Illinois 60606 (attention: Stephen J. Dragich), whom Parent irrevocably appoints as its authorized agent for service for process. Parent represents and warrants that Schiff Hardin & Waite has agreed to act as Parent's agent for service of process. Parent agrees that such appointment shall be irrevocable so long as this Agreement shall remain in effect or until the irrevocable appointment by Parent of a successor as its authorized agent for such purpose and the acceptance of such appointment by such successor. Parent further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If Schiff Hardin & Waite shall cease to be Parent's agent for service of process, Parent shall appoint without delay another such agent and provide prompt written notice to the Company, to the extent known to it, of such appointment. With respect to any such action in any court of the State of Delaware or any United States federal court in the State of Delaware, United States, service of process upon Schiff Hardin & Waite, as the authorized agent of Parent for service of process, and written notice of such service to Parent, shall be deemed, in every respect, effective service of process upon Parent.

     (c) Nothing in this Section 8.13 shall affect the right of any party to serve legal process in any other manner permitted by law of affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

     SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [This space intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            LAIDLAW INC.

                                            By:    /s/ JAMES R. BULLOCK

                                              ----------------------------------
                                              Name: James R. Bullock

                                              ----------------------------------
                                              Title: President and Chief
                                                Executive Officer

                                              ----------------------------------

                                            LAIDLAW TRANSIT ACQUISITION CORP.

                                            By:     /s/ IVAN R. CAIRNS

                                              ----------------------------------
                                              Name: Ivan R. Cairns

                                              ----------------------------------
                                              Title: Vice President

                                              ----------------------------------

                                            GREYHOUND LINES, INC.

                                            By:     /s/ CRAIG LENTZSCH

                                              ----------------------------------
                                              Name: Craig Lentzsch

                                              ----------------------------------
                                              Title: President and CEO

                                              ----------------------------------